Exhibit 16.1

PricewaterhouseCoopers


                                               PricewaterhouseCoopers LLP
                                               100 East Broad Street, Suite 2100
                                               Columbus, OH  43215
                                               Telephone (614) 225 8700
                                               Facsimile (614) 224 1044


June 11, 2004


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We have read the statements made by Glimcher Realty Trust (the "Registrant") (copy attached), which we understand has been filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Company's Form 8-K report dated June 8, 2004. Events that should have been reported by the Company follow:

The Registrant has described in their Current Report on Form 8-K dated June 8, 2004, a reportable event pursuant to Item 304(a)(1)(v) of Regulation S-K. We make no comment to the characterization of the matter described in the Form 8-K as "a non-material unintentional related party transaction..." We disagree with the characterization of the reportable event described by the Registrant. The Registrant, in February 2004, was subject to a Section 10A investigation. The Registrant at the direction of its audit committee hired independent counsel. Independent counsel proposed a recommendation, which was affirmed by PwC to the audit committee, that future representations of management to PwC no longer include the Registrant's Chairman and CEO. This individual remains as Chairman and CEO and accordingly we are unable to accept his representations.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

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Item 4. Changes in the Registrant's Certifying Accountant.

PricewaterhouseCoopers LLP ("PwC") elected not to renew its engagement as the independent accountants of Glimcher Realty Trust ("Registrant") effective June 1, 2004. The Audit Committee of the Board of Trustees of the Registrant is currently considering prospective replacement accountants.

The reports of PwC on the consolidated financial statements of the Registrant for the past two years contained no adverse opinion or a disclaimer of opinion, or were qualified or modified as to, uncertainty, audit scope or accounting principle.

During the Registrant's two most recent fiscal years and through the date of this current report, there were no disagreements between the Registrant and PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to PwC's satisfaction, would have caused PwC to make reference to the subject matter in connection with its report on the Registrant's consolidated financial statements for such period.

The Registrant believes that there was one reportable event under Item 304(a)(1)(v) of Regulation S-K resulting from a non-material unintentional related party transaction in connection with Registrant's City Park development project. The transaction has been previously reported by the Registrant in its Form 10-K for the year ended December 31, 2003 and in its Form 10-Q for the period ended March 31, 2004 filed with the Securities and Exchange Commission ("SEC"). As a result of the transaction, PwC requested and the Audit Committee and Registrant's management agreed to a change in the officers of the Registrant that would execute representation letters to PwC. The Registrant has authorized PwC to respond fully to the inquiries of the successor accountant concerning the subject matter of PwC's request.

The Registrant has requested PwC to furnish it with a letter addressed to the SEC stating whether or not it agrees with the above statements. The letter is available at the time of filing of this current report. The Registrant has requested PwC to provide this letter as promptly as possible so that the Registrant can file the letter with the Commission within 10 business days after the filing of this report. Notwithstanding the 10 business day period, the Registrant will file the letter by amendment within two business days of receipt.

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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  June 8, 2004

                           GLIMCHER REALTY TRUST

                                            By:  /s/  William G. Cornely
                                                 -------------------------
                                                 William G. Cornely,
                                                 Executive Vice President,
                                                 Chief Operating Officer,
                                                 Chief Financial Officer
                                                 and Treasurer